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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ventas Inc.:

We consent to the use of our report dated April 28, 2004, with respect to the consolidated balance sheet of ElderTrust Operating Limited Partnership and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

McLean, Virginia
March 1, 2006

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Consent of Independent Registered Public Accounting Firm